Exhibit 77Q2


SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange
Act of 1934 requires that fund trustees, executive officers, and persons who own more than 10%of a registered class of a fund's equity securities, as well as the funds' investment advisers and their officers and directors, file reports of ownership and changes in ownership of securities of the funds with the Securities and Exchange Commission and NYSE Amex.
A fund's executive officers, trustees, and greater than 10% shareholders, as well as a fund's investment advisers and their officers and directors, are required to furnish the fund with copies of all forms they file pursuant to Section 16(a).
Based solely on a review of copies of
these reports furnished to the funds
pursuant to Rule 16a-3(e), or written
representations that no such reports
were required:

(i) RMR Real Estate Income Fund believes that during 2010 all filing requirements applicable to its executive officers, trustees, and greater than 10% shareholders, as well as to RMR Advisors, Inc., and its officers and directors, were timely met; and

(ii) RMR Asia Pacific Real Estate Fund
believes that during 2010 all filing
requirements applicable to its executive officers, trustees, and greater than
10% shareholders, as well as to RMR
Advisors, Inc., MacarthurCook Investment
Managers Limited (the "Subadvisor") and
their officers and directors, were
timely met, except that the following
persons were late in filing their
respective Form 3 reports:
Richard G. Nott, Ryan J. Rayfield,
Muo Ni An,
Barry Oxford and Andrew Lam.
As of the date hereof, the late
Form 3 reports
of Richard G. Nott, Ryan J. Rayfield,
Muo Ni An, Barry Oxford and Andrew Lam
have been filed.